JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-293684 and 333-293684-01

Dated September 10, 2026

2-Year ICLN Dual Directional Buffered PLUS

This document provides a summary of the terms of the Dual Directional Buffered PLUS, which we refer to as the Buffered PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
ETF Shares:	Shares of the iShares® Global Clean Energy ETF (Bloomberg ticker: ICLN UQ Equity)
Payment at maturity:

If the final share price is greater than the initial share price, for each $1,000 stated principal amount Buffered PLUS,

$1,000 + leveraged upside payment

In no event will the payment at maturity exceed the maximum upside payment at maturity.

If the final share price is equal to the initial share price or is less than the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10.00%, for each $1,000 stated principal amount Buffered PLUS,

$1,000 + ($1,000 × absolute share return)

In this scenario, you will receive a 1% positive return on the Buffered PLUS for each 1% negative return on the ETF Shares. In no event will this amount exceed the stated principal amount plus $100.00. Accordingly, the maximum downside payment at maturity is $1,100.00 per Buffered PLUS.

If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10.00%, for each $1,000 stated principal amount Buffered PLUS,

($1,000 × index performance factor) + $100.00

This amount will be less than the stated principal amount of $1,000 per Buffered PLUS. However, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., under no circumstances will the Buffered PLUS pay less than $100.00 per Buffered PLUS at maturity.

Leveraged upside payment:	$1,000 × leverage factor × share percent change
Share percent change:	(final share price – initial share price) / initial share price
Initial share price:	The closing price of one ETF Share on the pricing date
Final share price:	The closing price of one ETF Share on the valuation date
Share adjustment factor:	The share adjustment factor is referenced in determining the closing price of one ETF Share and is set initially at 1.0 on the pricing date. The share adjustment factor is subject to adjustment in the event of certain events affecting the ETF Shares. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement.
Leverage factor:	150%
Absolute share return:	The absolute value of the share percent change. For example, a -5% share percent change will result in a +5% absolute share return.
Buffer amount:	10.00%
Share performance factor:	final share price / initial share price
Maximum upside payment at maturity:	At least $1,377.50 (at least 137.75% of the stated principal amount) per Buffered PLUS
Minimum payment at maturity:	$100.00 per Buffered PLUS (10.00% of the stated principal amount)
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS
Pricing date:	Expected to be September 18, 2026
Original issue date (settlement date):	3 business days after the pricing date
Valuation date†:	September 18, 2028
Maturity date†:	September 21, 2028
CUSIP / ISIN:	46661MUJ1 / US46661MUJ16
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/ 19617/000121390026098634/ea0305034-01_424b2.htm

†Subject to postponement or early acceleration

The estimated value of the Buffered PLUS on the pricing date will be provided in the pricing supplement and will not be less than $930.00 per $1,000 stated principal amount Buffered PLUS.

For information about the estimated value of the Buffered PLUS, which likely will be lower than the price you paid for the Buffered PLUS, please see the hyperlink above.

Any payment on the Buffered PLUS is subject to the credit risk of JPMorgan Financial as issuer of the Buffered PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the Buffered PLUS.

The Buffered PLUS
The ETF Shares
$1,377.50 Maximum Upside
Payment at Maturity
PLUS
Zone
$1,000 Stated
Principal Amount
Buffer
Zone
25.16667%
37.75%
-10.00%
$1,600.00
$1,500.00
$1,400.00
$1,300.00
$1,200.00
$1,100.00
$1,000.00
$900.00
$800.00
$700.00
$600.00
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
50%
Payment at Maturity on the Buffered PLUS
Percentage Change in the ETF Shares

Change in ETF Shares	Return on the Buffered PLUS*
50.00000%	37.75%
40.00000%	37.75%
30.00000%	37.75%
25.16667%	37.75%
20.00000%	30.00%
10.00000%	15.00%
5.00000%	7.50%
1.00000%	1.50%
0.00000%	0.00%
-5.00000%	5.00%
-10.00000%	10.00%
-20.00000%	-10.00%
-30.00000%	-20.00%
-40.00000%	-30.00%
-50.00000%	-40.00%
-60.00000%	-50.00%
-80.00000%	-70.00%
-100.00000%	-90.00%

*Assumes a hypothetical maximum upside payment at maturity of 137.75% of the stated principal amount

ETF Shares

For more information about the ETF Shares, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement for additional information.

Risks Relating to the Buffered PLUS Generally

▪	Buffered PLUS do not pay interest and you could lose up to 90.00% of your principal at maturity.
▪	The appreciation potential of the Buffered PLUS if the ETF Shares have appreciated is limited by the maximum upside payment at maturity.
▪	Your maximum downside gain on the Buffered PLUS is limited by the buffer amount.
▪	The Buffered PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.
▪	As a finance subsidiary, JPMorgan Financial has no independent activities and has limited assets.
▪	We may accelerate your Buffered PLUS in our sole discretion and the calculation agent may adjust their final payment in good faith and in a commercially reasonable manner if an acceleration event occurs.
▪	Secondary trading may be limited.
▪	The final terms and estimated valuation of the Buffered PLUS will be provided in the pricing supplement.
▪	The tax consequences of an investment in the Buffered PLUS are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the Buffered PLUS and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Buffered PLUS.

Risks Relating to the Estimated Value and Secondary Market Prices of the Buffered PLUS

▪	The estimated value of the Buffered PLUS will be lower than the original issue price (price to public) of the Buffered PLUS.
▪	The estimated value of the Buffered PLUS does not represent future values of the Buffered PLUS and may differ from others’ estimates.
▪	The estimated value of the Buffered PLUS is derived by reference to an internal funding rate.
▪	The value of the Buffered PLUS as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Buffered PLUS for a limited time period.
▪	Secondary market prices of the Buffered PLUS will likely be lower than the original issue price of the Buffered PLUS.
▪	Secondary market prices of the Buffered PLUS will be impacted by many economic and market factors.

Risks Relating to the ETF Shares

▪	Investing in the Buffered PLUS is not equivalent to investing in the ETF Shares.
▪	Adjustments to the ETF Shares or the underlying index could adversely affect the value of the Buffered PLUS.
▪	There are risks associated with the ETF Shares.
▪	The performance and market value of the ETF Shares, particularly during periods of market volatility, may not correlate with the performance of the underlying index as well as the net asset value per ETF Share.
▪	There are risks associated with the clean energy sector.
▪	The Buffered PLUS are subject to risks associated with securities issued by non-U.S. companies.
▪	The Buffered PLUS entail emerging markets risk.
▪	The Buffered PLUS are subject to currency exchange risk.
▪	Recent executive orders may adversely affect the performance of the ETF Shares.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the Buffered PLUS.
▪	The anti-dilution protection for the ETF Shares is limited.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Buffered PLUS — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.